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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (AMENDMENT 1)*

                               CAMINUS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   133766 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 19, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]     Rule 13d-1(b)
         [X]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 3 pages

----------------------                                          ----------------
CUSIP NO.  133766 10 5                13G                       PAGE  2  OF  3
----------------------                                          ----------------

ITEM 1 (a).     NAME OF ISSUER:

                Caminus Corporation

ITEM 1 (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                825 Third Avenue
                New York, New York 10022

ITEM 2 (a).     NAME OF PERSON FILING:

                Altra Energy Technologies, Inc.

ITEM 2 (b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                1221 Lamar, Suite 950
                Houston, TX 77010

ITEM 4.         OWNERSHIP:

                Not applicable

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Altra Energy Technologies, Inc. has ceased to own beneficially more than 5% of the outstanding Common Stock of Caminus Corporation.



ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF NOVEMBER 20, 2001 AND FILED ON BEHALF OF ALTRA ENERGY TECHNOLOGIES, INC. WITH RESPECT TO THE COMMON STOCK OF CAMINUS CORPORATION REMAIN UNCHANGED.

                                Page 2 of 3 pages

----------------------                                          ----------------
CUSIP NO.  133766 10 5                 13G                      PAGE  3  OF  3
----------------------                                          ----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Date:  April 8, 2002

                                           ALTRA ENERGY TECHNOLOGIES, INC.

                                           By: /s/ Susan L. Bauch
                                               ---------------------------------
                                               Susan L. Bauch
                                               General Counsel



                                Page 3 of 3 pages